Exhibit 11 Computation of Per Share Earnings Milacron Inc. and Subsidiaries (Unaudited)

	Three Months Ended March 31,

(In thousands, except per-share amounts)	2003	2002

Loss from continuing operations	$(7,572)	$(7,025)
Loss from discontinued operations	(749)	(6,077)
Cumulative effect of change in method of accounting	—	(187,713)

Net Loss	(8,321)	(200,815)
Less preferred dividends	(60)	(60)

Net loss applicable to common shareholders	$(8,381)	$(200,875)

Basic loss per share:

Weighted-average common shares outstanding	33,567	33,400

Per share amount
Continuing operations	$(.23)	$(.21)
Discontinued operations	(.02)	(.18)
Cumulative effect of change in method of accounting	—	(5.62)

Net loss	$(.25)	$(6.01)

Diluted loss per share:
Weighted-average common share outstanding (a)	33,567	33,400

Per share amount
Continuing operations	$(.23)	$(.21)
Discontinued operations	(.02)	(.18)
Cumulative effect of change in method of accounting	—	(5.62)

Net loss	$(.25)	$(6.01)

(a)	In 2003 and 2002, potentially dilutive stock options and restricted shares are excluded because their inclusion would result in a smaller loss per common share.

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